Exhibit 99.1

Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:
December 2, 2010

Simulations Plus Reports Preliminary Revenues for First Fiscal Quarter of FY2011

Record First Quarter and Sustained Multi-year Growth Trend

LANCASTER, CA, December 2, 2010 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of software for pharmaceutical discovery and development, today released preliminary revenues for its first fiscal quarter of fiscal year 2011 ended November 30, 2010 (1QFY11).

Ms. Momoko Beran, chief financial officer of Simulations Plus, stated: “In response to investor requests for timely information regarding revenues, we are releasing preliminary revenues for 1QFY11. Going forward, we will release preliminary revenues at the end of each of our fiscal quarters, although earnings will not be known until income taxes have been determined and our auditors review our Quarterly Report on Form 10Q for the first fiscal quarter of 2011. We expect to file our Form 10Q Quarterly Report with the U.S. Securities and Exchange Commission on or before the January 15, 2011 deadline.”

Preliminary results for the quarter:
•	This was the Company’s 13th consecutive profitable quarter
•	Consolidated preliminary revenues for the first fiscal quarter of the 2011 fiscal year (1QFY11) were $2.808 million compared to $2.437 million in 1QFY10.
•	This represents an increase of 15.2% compared to 1QFY10.
•	Preliminary revenues for the pharmaceutical software and services portion of the business were $2.047 million compared to $1.735 million in 1QFY10.
•	This represents an increase of 18.0% over 1QFY10.
•	Approximately 20% of 1QFY11 pharmaceutical software and services business was from new customers.
•	Preliminary revenues for the Words+ subsidiary were $0.761 million compared to $0.702 million in 1QFY10.
•	This represents an increase of 8.3% compared to 1QFY10

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “This first quarter of our new fiscal year continues the sustained pattern of growth we’ve seen for a number of years, with the pharmaceutical software and services business showing 18% growth over last year’s first quarter and the Words+ subsidiary showing more than 8% growth over the same period. The combination of our aggressive marketing and sales program for the pharmaceutical software and services business, along with the new EyePro™ eyegaze system that was released last  May by our Words+ subsidiary, has resulted in this sustained growth in the face of the overall economy that has troubled many other companies.”

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About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. We also provide a productivity tool called Abbreviate! for PCs and the Apple iPhone as well as an educational software series for science students in middle and high schools known as FutureLab™. Our  wholly owned subsidiary, Words+, Inc., provides assistive technologies to persons with disabilities, including the computerized communication system used by world-famous theoretical astrophysicist Professor Stephen Hawking.  For more information, visit our Web sites at www.simulations-plus.com and www.words-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties.  Our actual future results could differ significantly from those statements.  Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market.  Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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